Exhibit 99.5

Dear         ,

We are writing today with some exciting news: Imagination Technologies has signed an agreement to acquire MIPS Technologies.

The acquisition will bring together two of the world’s top five semiconductor design IP vendors. The resulting IP range will become one of the industry’s strongest offerings.

With a heritage built over more than three decades, MIPS pioneered the RISC CPU architecture and created an iconic and widely respected technology. Imagination regards the MIPS architecture as highly complementary to its existing CPU capabilities and related business activities. The synergy between Imagination and MIPS makes the proposed transaction a notable step forward, not only for the two companies, but for the whole electronics industry.

To Imagination customers we would like to specifically say: Imagination strongly believes that the selection of each major IP block for SoCs is a key and complex strategic decision of its customers. Imagination customers receive the fullest support possible when they use Imagination IP alongside CPUs, or other IP cores, developed internally or licenced from other suppliers. Any customer wishing to use Imagination’s or MIPS’ CPU, GPU (graphics processors), VPU (video processors) or RPU (radio processors) with IP cores from sources other than Imagination will be fully supported by Imagination without compromise. This has always been central to Imagination’s business model.

To MIPS customers and partners we would like to specifically say: When the deal is closed Imagination will continue to invest in expanding the MIPS architecture and ecosystem. You can be confident in continuing to invest in MIPS-based products, as we will continue to support, maintain and develop the MIPS instruction set, architecture and ecosystem.

The acquisition has been unanimously approved by the Boards of Directors of MIPS and Imagination, and is subject to customary closing conditions and approval of the companies’ stockholders. If all goes as planned, we hope that the deal will close in Q1 CY2013. Both companies are operating with business as usual as we await formal approval.

We will be in touch to fully explain the opportunities created for you by this announcement. In the meantime, for more details, you can read Imagination’s press release here, and MIPS’ own press release, which also shares details of the sales of certain patent properties to Bridge Crossing LLC, here. For specific questions, please contact                     at                         or                  .

Best Regards,

Hossein Yassaie, CEO of Imagination Technologies

Sandeep Vij, CEO of MIPS Technologies